Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made between (i) Dean Tinsley (“Employee”) and (ii) Civitas Resources, Inc. (the “Company”). Employee and the Company are referred to collectively as the “Parties.”

RECITALS

WHEREAS, Employee’s employment with the Company shall end effective August 1, 2022 (the “Separation Date”);

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Employee’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.                  Effective Date. This Agreement shall become effective on the eighth day after Employee signs and delivers to the Company this Agreement (the “Effective Date”), so long as Employee does not revoke this Agreement as provided below. Notwithstanding the foregoing, the Company’s obligations under Section 2 are strictly contingent upon Employee’s re-execution and non-rescission of this Agreement on the Separation Date or within twenty-one (21) days thereafter. The date of Employee’s re-execution of this Agreement is referred to herein as the “Re-Execution Date.” By re-executing this Agreement, Employee advances to the Re-Execution Date Employee’s general waiver and release of claims against the Company and other covenants, including the re-affirmation of the covenants contained in the Employee Proprietary Information and Inventions Agreement (as defined below) as set forth in Section 4. Employee has seven (7) calendar days from the Re-Execution Date to rescind Employee’s re-execution of this Agreement as provided below. In the event of such rescission by Employee, the date of the releases and covenants set forth herein shall not be advanced, but shall remain effective up to and including the date upon which Employee originally signs this Agreement. Provided that Employee does not rescind Employee’s re-execution of this Agreement within such seven (7)-day period, the “Second Release Effective Date” shall occur on the eighth (8th) calendar day after the Re-Execution Date. Regardless of whether Employee signs this Agreement, to the extent Employee participated in the Company’s group health insurance, coverage will cease on August 31, 2022. At that time, if Employee participated in the Company’s group health plans, Employee will be eligible to continue Employee’s group health plan benefits for Employee and Employee’s eligible dependents, subject to the terms and conditions of the Company’s benefit plans, federal law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and, as applicable, state insurance laws.

2.                  Consideration.

a.                   Employee shall receive from the Company his “Accrued Obligations,” which consist of (i) payment of all earned but unpaid base salary through the Separation Date prorated for any partial period of employment; (ii) payment, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates or to the extent required by law, of any benefits to which such Eligible Individual has a vested entitlement as of the Separation Date; (iii) payment of any accrued unused vacation; and (iv) payment of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its Affiliates.

b.                  After the Second Release Effective Date, and on the express condition that Employee has not revoked this Agreement, the Company will provide Employee with the payments, benefits, and other consideration set forth in Appendix A to this Agreement.

c.                   Reporting of and withholding on any payment or benefit set forth in Appendix A for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment or benefit pursuant to Appendix A, and to the extent such claim is not the result of negligence on the part of the Company, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

3.                  General Release.

a.                   Employee, on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Eighth Amended and Restated Executive Change In Control And Severance Plan, as in effect on of January 21, 2022 (the “Plan”), under which Employee is an Eligible Individual, but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder, hereby fully releases the Company and its successors or affiliates, its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Agreement is signed by Employee. Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income through the Separation Date, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of this Agreement, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested rights under any pension, retirement, profit sharing or similar plan; (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract (including, without limitation, any director & officer liability insurance), in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company; or (c) claims that cannot be waived as a matter of law. This Agreement and its Appendix A set forth the benefits, payments and obligations to which Employee is entitled under the Plan if, and only if, this Agreement is executed, delivered and become irrevocable by no later than September 30, 2022, which is 60 days after Employee’s Separation Date. Employee acknowledges and agrees that he is not entitled to any other termination or severance benefits whether under the Plan or otherwise.

b.                  Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Agreement and its release; (c) Employee has twenty-one (21) days to consider this release (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement, including the release contained herein, will not be effective until the Effective Date or the Second Release Effective Date, as applicable.

c.                   Nothing in this Agreement (including, without limitation, Sections 4, 5 and 7 hereof), the Plan or any other Company agreement, policy or procedure (this Agreement, the Plan and such other agreements, policies and procedures, collectively, the “Company Arrangements”) limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against Employee for any of these activities, and nothing in the Company Arrangements requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency. Further, nothing in the Company Arrangements precludes Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.  However, once this Agreement becomes effective, Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that Employee filed or is filed on Employee’s behalf. Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

4.                  Employee acknowledges that Employee executed an Employee Restrictive Covenants, Proprietary Information and Inventions Agreement under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of invention (“Employee Proprietary Information and Inventions Agreement”). Employee agrees that, except to the extent it conflicts with Section 3(c), the Employee Proprietary Information and Inventions Agreement shall by its terms survive the execution of this Agreement and expressly reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of the Employee Proprietary Information and Inventions Agreement. Employee also warrants and represents that Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information (including all computer files, applicable passwords and other electronically stored information) in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company in any form. Employee further warrants and represents that, except as provided by Section 3(c), Employee has never violated the Employee Proprietary Information and Inventions Agreement, and will not do so in the future.

5.                  Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”). Employee agrees that Employee shall testify truthfully in connection with any such Proceeding. Except as provided in Section 3(c), Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.

6.                  Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as-requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.

7.                  Employee covenants never to disparage or speak ill of the Company or any of the Company’s products or services, or of any past or present employee, officer or director of the Company, except as provided in Section 3(c). Employee further agrees not to harass, as that term is defined by Company policy, any past, present or future Company employee, officer or director. The Company shall counsel its current officers and directors not to disparage or speak ill of Employee, including, but not limited to, with respect to his performance, leadership or service with the Company.

8.                  Release of Unknown Claims. It is the intention of Employee that this Agreement contains a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this Agreement. It is the intention of Employee in executing this Agreement that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

9.                  No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

10.                Warranties. Employee warrants and represents as follows:

a.                   Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.

b.                   Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c.                   Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

d.                   Employee has full and complete legal capacity to enter into this Agreement.

e.                   Employee has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that Employee had the full twenty-one (21) days if Employee so desired and that Employee was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right Employee had to review the Agreement for a full twenty-one (21) days.

f.                    Employee has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Employee might have under the Age Discrimination in Employment Act, Employee may rescind Employee’s waiver and release within seven (7) calendar days of Employee’s execution of this Agreement and (ii) any such rescission must be in writing and hand delivered to Travis Counts, Chief Legal Officer and Secretary, at Civitas Resources, Inc., 555 17th Street, Suite 3700, Denver, CO 80202, within the seven-day period.

g.                   Employee acknowledges, and agrees that (i) Employee is not otherwise entitled to payments, benefits, and other consideration set forth in Appendix A and (ii) these payments, benefits, and other consideration are good and sufficient consideration for this Agreement.

h.                   Employee acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, leave (paid and unpaid), vacation, bonuses, equity awards, or other benefits from the Company which are or could be due to Employee, but expressly excluding, without limitation, amounts due to Employee under this Agreement.

11.                Resignation. Employee acknowledges and agrees that, as of the Separation Date, Employee will be deemed to have automatically resigned, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer; (b) from the board of directors or board of managers (or similar governing body) of each affiliate of the Company for which Employee served as a director or manager; and (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as the Company’s or such other affiliate’s member’s designee or other representative. Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.

12.                Section 409A. The payments and benefits under this Agreement are intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A. Payment of the severance benefits under this Agreement is intended to be exempt from Section 409A by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both), and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of such regulations. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

13.                Severability. If any provision of this Agreement (or portion thereof) is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

14.                Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

15.                Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

16.                Entire Agreement. This Agreement and any confidentiality, non-solicitation, or non-competition agreement signed by Employee, including, without limitation, the Employee Proprietary Information and Inventions Agreement, are the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

17.                 Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement. The words “execute” and “execution” as used herein shall also mean “re-execute” and “re-execution” unless the context requires otherwise.

18.                Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be exclusively in the Colorado state or federal courts located in Denver County, Colorado.

19.                Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20.                Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

21.                Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

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IN WITNESS WHEREOF, the Parties have executed this Severance and Release Agreement on the dates written below.

EMPLOYEE

/s/ Dean Tinsley	July 22, 2022
Dean Tinsley	Date

THE COMPANY

/s/ Cyrus D. Marter IV	July 22, 2022
Civitas Resources, Inc.	Date
By: Cyrus D. Marter IV
Title: General Counsel and Secretary

RE-EXECUTED

NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE

EMPLOYEE

Dean Tinsley	Date

Signature Page to Severance and Release Agreement

Appendix A

The Company shall provide Employee with the benefits set forth below in accordance with, and subject to the terms of, the Eighth Amended and Restated Executive Change in Control and Severance Plan (the “Plan”), the Agreement to which this Appendix A is attached, and this Appendix A. Capitalized terms not otherwise defined in the Agreement or this Appendix A shall have the meanings set forth in the Plan.

Employee will receive the following elements as consideration for Employee’s execution of the Agreement (collectively, the “Severance Benefits”):

1.	Within 60 days after Employee’s Separation Date, payment, in a lump sum, of Cash Severance equal to 200% of Employee’s current annual Base Salary of $588,000. For the avoidance of doubt, the Cash Severance payment shall be $1,176,000.

2.	Effective on the Second Release Effective Date of the Agreement, all restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to Employee under the Company’s LTIP or under the NYSE “inducement grant” exemption that have not previously vested as of Employee’s Separation Date shall vest (and, for PSUs, at their “target” performance level) as of the Separation Date (the “Vested RSUs” and the “Vested PSUs”). For the avoidance of doubt, pursuant to this clause, Employee shall receive 15,258 shares of the Company’s common stock for his Vested RSUs and 43,082 shares of the Company’s common stock for his Vested PSUs.

3.	If and to the extent permitted under applicable law and without additional cost or penalty to the Company or Employee, during the portion, if any, of the 18-month period, commencing as of the date Employee is eligible to elect and timely elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health plan pursuant to COBRA or similar state law, the Company shall reimburse Employee for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Separation Date being payable on the first business day 60 days following the Separation Date and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this provision to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Appendix A